Exhibit 5.1
August 7, 2007
DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
     Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-1 (File No. 333-143248) originally filed by DemandTec, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on May 24, 2007, as thereafter amended or supplemented (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,900,000 shares of the Company’s Common Stock (the “Shares”). The Shares, which include an over-allotment option granted by the Company to the Underwriters to purchase up to 900,000 shares of the Company’s Common Stock, are to be sold to the Underwriters by the Company as described in the Registration Statement. As your counsel in connection with this transaction, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto, the laws of the State of California and the federal law of the United States of America.
     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of the Shares, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares.
     It is our opinion that the Shares, when issued, delivered and sold in the manner and for the consideration described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,
/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP